Exhibit 5

                                          July 3, 1996


Rainforest Cafe, Inc.
720 South Fifth Street
Hopkins, Minnesota   55343

         Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted on behalf of Rainforest Cafe, Inc. (the "Company") in connection with a Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission (the "Registration Statement"), relating to the increase of 750,000 shares (as adjusted for a 3-for-2 stock split effected on July 1, 1996) of Common Stock, no par value (the "Shares") to be issued by the Company pursuant to the terms of the Company's 1995 Stock Option and Compensation Plan (the "Plan") bringing the total number of shares authorized under the Plan to 1,500,000 (as adjusted for a 3-for-2 stock split effected on July 1, 1996). Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof and including and in reliance upon certain certificates by the Company, it is our opinion that:

     1. The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

     2. The Shares, when issued and paid for as contemplated by the Plan, and when delivered against payment therefor in the manner contemplated by the Plan, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,

                                    Maslon Edelman Borman & Brand,
                                    a Professional Limited Liability Partnership


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